Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Change of Fiscal Year and Upcoming Earnings Call

LOS ANGELES, CA (February 3, 2012) – The Board of Directors of Rentech, Inc. (NYSE AMEX: RTK) has approved a change of the Company’s fiscal year end, to December 31st from September 30th. With this change, Rentech’s 2012 fiscal year began on January 1, 2012 and will end on December 31, 2012.

Rentech elected to change its fiscal year as a result of the decision by Rentech Nitrogen Partners, L.P. (NYSE: RNF) to change its fiscal year end to December 31st. Rentech consolidates the results of Rentech Nitrogen Partners, L.P. in its financial statements.

“While we recognize that the change in our fiscal year end creates some near-term inconvenience to investors and analysts, we believe that aligning our financial reporting periods with those of Rentech Nitrogen will make our financial results easier to follow,” said Dan Cohrs, Chief Financial Officer of Rentech.

Rentech expects to file a transition report on Form 10-K for the three months ended December 31, 2011 on or about March 15, 2012. The Company will hold a conference call covering the period ending December 31, 2011, on Friday, March 16, 2012 at 12:00 p.m. PST, during which time senior management will review the Company’s financial results for the period and provide an update on the business.

Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-381-7839 or 212-231-2900. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 2:00 p.m. PST on March 16 through 2:00 p.m. PST on March 23. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21575043.

Source Rentech, Inc.

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns and develops technologies that enable the production of certified synthetic fuels and renewable power when integrated with certain other third-party technologies. The Company’s clean energy technology portfolio includes the Rentech-SilvaGas biomass gasification technology and the Rentech-ClearFuels biomass gasification technology, both of which can produce synthesis gas from biomass and waste materials for production of renewable power and fuels. The Rentech-ClearFuels gasifier can also produce renewable hydrogen as a product. Rentech also owns the patented Rentech Process which is based on Fischer-Tropsch chemistry. The Rentech Process can convert syngas from the Company’s own or other gasification technologies into complex hydrocarbons that then can be upgraded into fuels or chemicals using refining technology that we license.

Rentech also owns, through its wholly owned subsidiaries, the general partner interest and approximately 61% of the common units representing limited partner interests in Rentech Nitrogen Partners, L.P. (www.rentechnitrogen.com), a publicly traded limited partnership. Rentech Nitrogen Partners, L.P. manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate, granular urea and urea liquor in the Mid Corn Belt region of the United States.

Rentech, Inc.

Julie Dawoodjee

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com